Exhibit No. EX-99.g.1.g

THE DFA INVESTMENT TRUST COMPANY

CUSTODIAN AGREEMENT

ADDENDUM NUMBER SEVEN

THIS ADDENDUM is made as of the 21st day of September, 2001, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the “Fund”), and PFPC TRUST COMPANY, formerly known as “Provident National Bank” (“PFPC Trust”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated January 15, 1993, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that the Fund may from time to time issue additional series and, in such event, the provisions of the Agreement shall apply to such series as may be mutually agreed to by the Fund and PFPC Trust; and

WHEREAS, PFPC Trust presently provides custodian services to the series of the Fund designated as The Tax-Managed U.S. Marketwide Series, which shall be renamed The Tax-Managed U.S. Equity Series, and which is listed on Schedule A, attached hereto; and

WHEREAS, Paragraph 28 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. The Agreement is amended to provide that those Series set forth on “Schedule A, Series of The DFA Investment Trust Company, Amended and Restated September 21, 2001,” which is attached hereto, shall be “Covered Series” under the Agreement.

2. The fee schedules of PFPC Trust applicable to the Series that are listed on Schedule A shall be as agreed to in writing, from time to time, by the Fund and PFPC Trust.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be September 21, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Seven to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By:	/s/ Catherine L. Newell
Catherine L. Newell
Vice President and Secretary

PFPC TRUST COMPANY

By:	/s/ Joseph Gramlich
Joseph Gramlich
Chairman

Amended and Restated

September 21, 2001

SCHEDULE A

SERIES OF

THE DFA INVESTMENT TRUST COMPANY

The U.S. Micro Cap Series

The U.S. Small Cap Series

The U.S. Large Company Series

The Enhanced U.S. Large Company Series

The U.S. Small Cap Value Series

The U.S. Large Cap Value Series

The U.S. Small XM Value Series

The DFA One-Year Fixed Income Series

The Tax-Managed U.S. Marketwide Value Series

The Tax-Managed U.S. Equity Series

The Global Value Series

The Global Large Company Series

The Global Small Company Series

The LD U.S. Marketwide Series

The HD U.S. Marketwide Series

The LD U.S. Marketwide Value Series

The HD U.S. Marketwide Value Series

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